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                      November 22, 2021

       Gary Friedman
       Chairman of the Board of Directors and Chief Executive Officer
       RH
       15 Koch Road
       Corte Madera, CA 94925

                                                        Re: RH
                                                            Form 10-K for the
Fiscal Year Ended January 30, 2021
                                                            Filed March 30,
2021
                                                            File No. 001-35720

       Dear Mr. Friedman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services